Exhibit 8.2

RICHARDS, LAYTON & FINGER

A PROFESSIONAL ASSOCIATION

ONE RODNEY SQUARE

920 NORTH KING STREET

WILMINGTON, DELAWARE 19801

(302) 651-7700

FAX:  (302) 651-7701

WWW.RLF.COM

August 19, 2005

Wachovia Education Loan Funding LLC

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288

Re:

Wachovia Education Loan Funding LLC – Registration Number 333-125821

Ladies and Gentlemen:

We have acted as special Delaware tax counsel to Wachovia Education Loan Funding LLC with respect to the Wachovia Student Loan Trusts, to be formed from time to time (each a “Trust”), to be governed pursuant to an Amended and Restated Trust Agreement (the “Trust Agreement”), each between Wachovia Education Loan Funding LLC, a Delaware limited liability company (the “Company”), and an Eligible Lender Trustee in the formed attached to the Registration Statement (as defined below).  This opinion is being delivered to you at your request.  Capitalized terms used herein and not otherwise defined are used as defined in, or by reference to, the Trust Agreement.

We have examined forms of the following documents:

(a)

The Trust Agreement;

(b)

The Interim Trust Agreement;

(c)

The Indenture;

(d)

The Administration Agreement;

(e)

The Purchase Agreements;

(f)

The Contribution Agreement;

(g)

The Master Servicing Agreement;

(h)

The Registration Statement on Form S-3 (File No 333-125821) (the “Registration Statement”), including a Prospectus and Prospectus Supplement to the Prospectus (the “Prospectus”), in the form to be filed by the Company with the Securities and Exchange Commission on or about August 19, 2005;

(i)

The form of Notes;

(j)

The form of Excess Distribution Certificates; and

(k)

The form of certificate of trust of each Trust to be filed with the Secretary of State of the State of Delaware.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein below, it is our opinion that:

Assuming that the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation and the Notes will be classified as debt for federal income tax purposes, then for purposes of Delaware taxation (i) the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation and will not be subject to income tax, (ii) the Notes will be classified as debt and (iii) Noteholders that are not otherwise subject to Delaware taxation on income will not be subject to Delaware income tax solely as a result of their ownership of the Notes.

The foregoing opinions are subject to the following assumptions, qualifications and limitations:

A.

We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect.  We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

B.

We have assumed that all signatures on documents submitted to us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

C.

We have not participated in the preparation of any offering materials with respect to the Notes and the Excess Distribution Certificates and assume no responsibility for their contents.

D.

Circular 230 Notice.  The Internal Revenue Service has issued regulations that provide that, for the purpose of avoiding certain penalties under the Internal Revenue Code, taxpayers may rely only on formal opinions of counsel that meet specific requirements set forth in such regulations.  Any advice contained in this communication with respect to any federal tax matter does not constitute a formal opinion that meets the requirements of the regulations.  Accordingly, we are required under the Internal Revenue Service regulations to advise that any such tax advice contained in this communication was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that the Internal Revenue Service may attempt to impose on such taxpayer.  If any such advice is made to any person other than to our client for whom the advice was prepared, the advice expressed above is being delivered to support the promotion or marketing (by a person other than Richards, Layton & Finger) of the transaction or matter discussed or referenced.  Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent advisor.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement relating to the Notes and the Excess Distribution Certificates and to the use of our name under the heading “Legal Matters” in the Prospectus filed as part of the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/JWP